Manas Retains Investor Relations Consultant and Announces Resignation of Murray Rogers

BAAR, SWITZERLAND, July 11, 2013 Manas Petroleum Corp. (“Manas”or the “Company”) (TSX-V: MNP; OTCQB: MNAP) is pleased to announce that effective June 18, 2013, it has retained Undiscovered Equities Inc. to provide investor relations and corporate communications services. Furthermore, Manas announces that it has received and accepted the resignation of Mr. Murray Rodgers as a director of the Company effective July 2, 2013. On behalf of the Company and its board of directors, Chairman Heinz J. Scholz has expressed the Company’s gratitude to Mr. Rodgers and wishes him well in his future endeavours.

Undiscovered Equities Inc. is a Florida based consulting firm managed by Kevin McKnight, an investor relations professional with over 10 years of experience providing investor relations services for public companies. Pursuant to the agreement, Undiscovered Equities has agreed to assist the Company at trade shows, liaise with the investment community and assist with the organization and presentation of roadshows. Manas has agreed to pay to Undiscovered Equities Inc. a monthly retainer of US$7,500 plus approved expenses and, effective June 26, 2013, it has granted to Undiscovered Equities Inc. options to purchase an aggregate of 750,000 common shares. Of the total, 250,000 of these options may be exercised at a price of US$0.15, 250,000 options may be exercised at an exercise price of US$0.30 and 250,000 options may be exercised at an exercise price of US$0.45. These options vest over 12 months in quarterly installments following the effective date of the option agreement. All of these options will have a term of five years from the date of grant.

The options granted to Undiscovered Equities Inc. and the shares that may be issued upon exercise are “restricted securities”; none of them have been registered under the Securities Act of 1933, as amended (the “Act”), and none of them may be offered or sold absent registration or an applicable exemption from registration under the Act.

About Manas Petroleum Corp.

Manas is an international oil and gas company with primary focus on exploration and development in South-Eastern Europe, Central Asia and Mongolia. In Albania, Manas participates in a 1.7 million acre exploration project through its 14.4% equity interest in Petromanas Energy Inc., a Canadian public company. In the Kyrgyz Republic, Manas has a 25% working interest in the Tuzluk exploration block. In Tajikistan Manas owns 90% working interest in a Production Sharing Agreement covering the license areas Zapadnyi and Severo-Zapadnyi in the Soughd region through its wholly-owned subsidiary DWM Petroleum AG. In Mongolia, Manas owns 74% working interest in two Production Sharing Contracts covering Blocks XIII and XIV through its wholly-owned subsidiary DWM Petroleum AG.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

For further information please contact:

1

Peter-Mark Vogel
Corporate Secretary
Manas Petroleum Corp.
Bahnofstr. 9, P.O. Box 155
CH-6341 Baar, Switzerland
Phone: +41 44 718 1030
Fax: +41 44 718 1039
Email: info@manaspete.com
Web: www.manaspete.com